UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):  March 18, 2010

Commission file number 0-21513

DXP Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Texas	76-0509661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7272 Pinemont, Houston, Texas 77040
(Address of principal executive offices)
_________________________

Registrant’s telephone number, including area code:
(713) 996-4700
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02  NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 9, 2010 (the “Initial Form 8-K”), DXP Enterprises, Inc. (the “Company”) concluded that the value of inventory acquired in connection with the acquisition of Precision Industries, Inc. (“Precision”), on September 10, 2007 was overstated.  The Initial Form 8-K stated the Company expected to restate previously issued balance sheets and the restatement of the previously issued balance sheets would result in an increase in goodwill and a reduction in inventory.

Subsequent to filing the Initial Form 8-K, the Company had discussions with the staff of the SEC and referred to authoritative guidance.  The Company has determined pursuant to authoritative guidance that the allocation period per B183 of SFAS 141 should not exceed one year from the consummation date of the acquisition.  Therefore, the prescribed accounting treatment is to include the approximately $14 million charge to reduce the value of the Precision inventory in cost of sales in the fourth quarter of 2009.  Therefore, financial statements will not be restated for this issue.

The Chief Financial Officer has discussed the matters disclosed in this filing with the Company’s independent accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DXP ENTERPRISES, INC.

March 18, 2010                                                                      By:    /s/ MAC MCCONNELL
                        Mac McConnell
Senior Vice President and Chief Financial Officer